Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Fidelma Russo, do hereby make, constitute and appoint, the Secretary of Iron Mountain Incorporated, as of this date being Deborah Marson, the Assistant Secretaries of Iron Mountain Incorporated, as of this date being Nina Andersson-Willard and Elizabeth Tammaro, and the Senior Director, Executive & North America Compensation of Iron Mountain Incorporated, as of this date being Robert D’Amato, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 (“Section 16 Filings”).

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of March, 2017.

/s/ Fidelma Russo
Name: Fidelma Russo